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                                                                    EXHIBIT 11B
                                         GATX CORPORATION AND SUBSIDIARIES

                          COMPUTATION OF NET INCOME (LOSS) PER SHARE OF COMMON STOCK AND
                                  COMMON STOCK EQUIVALENTS ASSUMING FULL DILUTION
                            (PRINCIPALLY CONVERSION OF ALL OUTSTANDING PREFERRED STOCK)
                                      (In Millions, Except Per Share Amounts)


                                                            Year Ended December 31
                                         -------------------------------------------------
                                            1995      1994      1993       1992     1991
                                         -------    -------    ------     ------    -----
Average number of shares used to
   compute primary earnings per share      20.4       20.2      19.9       19.4     19.5
Common Stock issuable upon assumed
   conversion of Preferred Stock            4.0        4.0         *          *      4.1
                                       --------    -------   -------    -------  -------

Total                                      24.4       24.2      19.9       19.4     23.6
                                       ========   ========   =======   ========  =======

Net income (loss) as adjusted
  per primary computation             $    87.6   $   78.2   $  59.4   $  (29.8) $  69.4
Add - Dividends paid and
  accrued on Preferred Stock               13.2       13.3         *        *       13.3
                                      ---------   --------   -------   --------  -------

Net income (loss), as adjusted        $   100.8   $   91.5   $  59.4   $  (29.8) $  82.7
                                      =========   ========   =======   ========  =======

Net income (loss) per share,
   assuming full dilution             $    4.13   $   3.78   $  2.99   $  (1.53) $  3.51
                                      =========   ========   =======   ========  =======

* Conversion of Preferred Stock is excluded from computation of fully diluted earnings because of antidilutive effects.

Additional fully diluted computation (1)
  Average number of shares used to
    compute primary earnings per share                          19.6       19.4
  Common stock issuable upon assumed
    conversion of Preferred Stock, and
    stock option exercises                                       4.4        4.3
                                                             -------      -----

                                                                24.0       23.7
                                                             =======     =======
  Net income (loss) as adjusted
    per primary computation                                  $  59.4   $  (29.8)
  Add - Dividends paid and accrued
    on Preferred Stock                                          13.3       13.3
                                                             -------     ------

                                                             $  72.7   $  (16.5)
                                                             =======    =======
  Net income (loss) per share,
    assuming full dilution                                   $  3.03   $  (.70)
                                                             =======   ========

  (1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.

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